Perkins Capital Management, Inc.
Code of Ethics
Adopted October 4, 2006

Background:

Perkins Capital Management, Inc. (“PCM”) is a federally registered investment adviser and as such must comply with Rule 204A-1 of the Investment Advisers Act of 1940 requiring adoption of a Code of Ethics.  Pursuant to the rule, this Code of Ethics will set forth standards of conduct expected of all employees of PCM.  This Code of Ethics will work in conjunction with the PCM Compliance Manual.

Covered Persons:

All employees of PCM are covered by the rules set forth in this Code of Ethics and the PCM Compliance Manual.

Standards of Conduct:

The general principles of this Code of Ethics include but are not limited to:

•	The duty to always place the client’s interest first;
•	The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code of Ethics and the PCM Compliance Manual;
•	The principle that all PCM employees should not take inappropriate advantage of their positions;
•	The fiduciary principle that all client information is confidential;
•	The principle that independence in the investment decision-making process is paramount; and
•	The principles of honesty, integrity and professionalism shall be followed in all of our business activities.

Prohibitions under Rule 204A-1 are:

•	To employ any device, scheme or artifice to defraud a client;
•	To mislead any client, including making statements that are untrue or omit material facts;
•	To engage in any act, practice or course of business conduct which operates or would operate as a fraud or deceit upon a client;
•	To engage in any manipulative practice with respect to any client; or
•	To engage in any manipulative practice with regard to securities, including price manipulation.

Failure to comply with the Code of Ethics or the PCM Compliance Manual may result in disciplinary action up to and including termination of employment.

Specific Areas of Coverage:

Listed are some of the more specific areas of compliance.  For more detailed information please refer to the PCM Compliance Manual.

Privacy:  In accordance with Regulation SP, all employees must follow the Privacy Policy set forth in the PCM Compliance Manual.

Personal Securities Trading:  The guidelines for Personal Trading are outlined in full detail in the PCM Compliance Manual.  Some specific trading guidelines to keep in mind are as follows:

•	IPOs: No employees of PCM may invest in Initial Public Offerings (IPOs)
•	Private Placements: Employees who invest in the private financing of public or private companies must have their investment pre-approved by the Chief Compliance Officer (CCO).
•	Reporting Requirements: All employees must follow the detailed reporting requirements outlined in the PCM Compliance Manual to ensure that transactions will be reviewed on an ongoing basis.
•	Blackout Periods: All employees must adhere to the blackout periods maintained by the CCO for companies that have PCM employees on the Board of Directors.

Compliance Specific to the Mutual Fund and Employee Personal Transactions:

Individual Securities Blackout Periods:  No purchases and sales (including short sales) of an individual security (except U.S. Government securities), including related securities such as options, warrants or convertible preferred securities, may be made by an employee if he or she is aware that a security of the same issuer is recommended for purchase or sale by the Fund.  If the Fund is engaged in a buy or sell program or has recently purchased or sold a security, the same security (and any related security) cannot be purchased or sold by an employee until the business day following the completion of all Fund transactions.  Employees may participate with the Fund in a bunched transaction if such participation will not adversely affect the terms received by the fund.

Trading versus Investment:  Trading by employees, as distinct from investment, is prohibited in securities which are owned by the Fund.  If a security (or related security) owned by an employee is also owned by the Fund, or if an employee acquires a security held by the Fund, the employee will be expected to hold that security for at least thirty days, and if the employee sells the security they may not reinvest for at least thirty days.  However, if an employee has held a security that is also in the Fund for less than 30 days they may only sell shares:

•
if the Fund’s entire security position is being sold, the employee can participate with the Fund in a bunched transaction provided the employee’s participation does not adversely affect the price received by the Fund; or

•
if the Fund’s entire security position is being sold, the employee can subsequently liquidate his or her position on the business day following completion of the Fund’s transaction if they are not able to participate in a bunched transaction.

Directorships:                                No employee may serve on the board of directors for any private or public company whose securities are owned by the Fund without prior written permission from the CCO.  No securities of a company of which an employee is a director shall be acquired by the Fund without the prior written permission of the CCO.

Educating Employees and Code Review:

The Code of Ethics and PCM Compliance Manual must be reviewed by each employee on an annual basis.  After review, the employee is required to sign a statement affirming the review and understanding of this Code and of the manual.  If an employee has questions regarding the information in this Code of Ethics, they may refer to the PCM Compliance Manual or to PCM’s CCO.

In the event that there is a modification to the code, the CCO will maintain a copy of the old code and dates of changes to the Code and request all employees to review and affirm the new Code.

Sanctions:

Any material violation of this Code of Ethics may result in the following actions:

•	The employee will be required to review and sign an acknowledgement of receipt of the Code of Ethics.
•	A written reprimand will be placed in the employee file.
•	An employee may be suspended from employment.
•	An employee may be terminated from employment.

Acknowledge and Agreed:

I have reviewed and understand the terms of this Code of Ethics and have access to a current copy of the PCM Compliance Manual.

By:_______________________________________

Printed name:_______________________________

Title:______________________________________

Date:______________________________________

August 15, 2012